As filed with the Securities and Exchange Commission on November 30, 2017

Registration No. 333-143922

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LAPOLLA INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3545304
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Intercontinental Business Park

15402 Vantage Parkway East, Suite 322

Houston, Texas 77032

(281) 219-4700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Douglas J. Kramer

Chief Executive Officer and President

c/o Lapolla Industries, Inc.

Intercontinental Business Park

15402 Vantage Parkway East, Suite 322

Houston, Texas 77032

(281) 219-4700

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rick A. Werner

Matthew L. Fry

Haynes and Boone, LLP

30 Rockefeller Plaza, 26th Floor

New York, NY 10112

(212) 659-4974

and

Neil Townsend

Thomas Mark

Willkie Farr & Gallagher LLP

787 7th Avenue

New York, NY 10019

(212) 728-8000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment is being filed to deregister all unsold shares of common stock, par value $0.01 per share (“Common Stock”), of Lapolla Industries, Inc. (the “Registrant”) that were registered under the Registration Statement on Form S-3 (File No. 333-143922), filed on June 20, 2007 and amended on June 26, 2007, registering 4,250,000 shares of Common Stock offered by selling shareholders (the “Registration Statement”).

On October 4, 2017, the Registrant entered into an Agreement and Plan of Merger with Icynene U.S. Holding Corp., a Delaware corporation (“Parent”), and Blaze Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things and subject to the satisfaction or waiver of specified conditions, Merger Sub will merge with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Registrant hereby amends the Registration Statement by deregistering all unsold shares of Common Stock that remain registered under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 30, 2017.

LAPOLLA INDUSTRIES, INC.

By:	/s/ Douglas J. Kramer
Douglas J. Kramer
CEO and President